   As filed with the Securities and Exchange Commission on April 10, 2001
                                                      Registration No. 333-_____
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  ___________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                  ___________

                              POPE & TALBOT, INC.

            (Exact name of registrant as specified in its charter)
                                  ___________

          Delaware                       2621                   94-077139
(State or other jurisdiction (Primary Standard Industrial    (I.R.S. Employer
     of incorporation)       Classification Code Number)  Identification Number)
                                ________________

                             1500 SW First Avenue
                            Portland, Oregon 97201
                                (503) 228-9161
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ___________

                                 Maria M. Pope
                     Chief Financial Officer and Secretary
                              Pope & Talbot, Inc.
                             1500 SW First Avenue
                            Portland, Oregon 97201
                                (503) 228-9161
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ___________

                                   Copy to:
                               Stephen E. Babson
                                Stoel Rives LLP
                        900 SW Fifth Avenue, Suite 2600
                            Portland, Oregon 97204
                                (503) 224-3380


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                  ___________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                 Proposed maximum  Proposed maximum
Title of each class of            Amount to be   offering price    aggregate offering  Amount of
securities to be registered       Registered     per share (1)     price (1)           Registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock..................... 1,750,000      $11.915           $20,851,250         $5,213
-------------------------------------------------------------------------------------------------------------------------

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low price for the Common Stock on April 4, 2001 as reported on the New York Stock Exchange.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS

                              POPE & TALBOT, INC.


                       1,750,000 Shares of Common Stock

     This prospectus relates to the public offering of 1,750,000 shares of our common stock which are held by the stockholder named in this prospectus. The selling stockholder may offer its shares of common stock from time to time through public or private transactions, on or off the New York Stock Exchange or the Pacific Stock Exchange, at prevailing prices or at privately negotiated prices. We will not receive any proceeds from the sale of these securities by the selling stockholder.

     The selling stockholder will pay commissions or discounts to brokers or dealers in amounts to be negotiated immediately prior to the sale. You should read the section of the prospectus entitled "Plan of Distribution" for more information on this topic.

     Our common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "POP." On April 6, 2001, the last sale price for our common stock as reported on the New York Stock Exchange was $12.10 per share.

     See "Risk Factors" on page 2 for a discussion of risks related to an investment in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               _________________

     You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus in any state where the offer is not permitted by law. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus. There may have been changes in our affairs since the date of the prospectus.

                               _________________

              The date of this prospectus is _____________, 2001.

                              POPE & TALBOT, INC.

     We are principally engaged in the wood products and pulp products businesses. Our wood products business involves the manufacture and sale of standardized and specialty lumber and wood chips. In our pulp products business, we manufacture and sell bleached kraft pulp for newsprint, tissue and high-grade coated and uncoated paper.

     We were originally incorporated as a California corporation in 1940 and later reincorporated in Delaware. We are the successor to a partnership formed in San Francisco, California in 1849. Our executive offices are located at 1500 SW First Avenue, Portland, Oregon 97201, and our telephone number is (503) 228-9161.


                                 RISK FACTORS

     You should carefully consider the following risk factors and other information in or incorporated in this prospectus before deciding to invest in shares of our common stock.

     The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not known to us or that we now think are immaterial may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our financial performance is dependent on the prices we receive for our products which, in our industry, are highly cyclical and may fluctuate significantly.

     Our financial performance is principally dependent on the prices we receive for our products. Prices for our products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. Industry cyclicality resulting from increases or decreases in production capacity, increases or decreases in operating rates and changes in customer consumption patterns will affect changes in product prices, which affect our profitability and cash flows.

     We expect the amount of downtime that we take may fluctuate based on changes in current pricing and demand for our products.

The lumber and pulp markets are highly competitive on a global basis.

     The markets for our products are highly competitive on a global basis, with a number of major companies competing in each market with no company holding a dominant position. For both lumber and pulp, a large number of companies produce products that are reasonably standardized, and we compete principally on the basis of price.

     Our products are sold primarily in the United States, Europe, Canada and Asia. The economic climate of each region has a significant impact on the demand for pulp and lumber.

Changes in regional economies can cause fluctuations in prices and sales volumes and, as a result, directly affect our profitability and cash flows.

Because a substantial portion of our operating costs are incurred in Canadian dollars, we are subject to fluctuations in our results of operations based on the relative value of that currency to the U.S. dollar.

     Although our sales are made primarily in U.S. dollars, a substantial portion of our operating costs and expenses are incurred in Canadian dollars. Significant variations in relative currency values, particularly a significant increase in the value of the Canadian dollar relative to the U.S. dollar, could adversely affect our results of operations and cash flows.

The supply, and consequently, the prices, of the principal raw materials that we use to manufacture our products are highly cyclical and may cause material fluctuations in our results of operations.

     Logs, wood chips and sawdust, the principal raw materials used in the manufacture of our products, are purchased in highly competitive, price-sensitive markets. These raw materials have historically exhibited price and demand cyclicality. Supply and price of these raw materials are dependent upon a variety of factors, many of which are beyond our control. These factors, include changing environmental and conservation regulations and natural disasters, such as forest fires, wind storms or other extreme weather conditions. A decrease in the supply of logs, wood chips and sawdust can cause higher raw material costs and, as a result, negatively impact our results of operations.

We depend on a large supplier of raw materials for our Harmac pulp mill.

     Our pulp mill in British Columbia, or Harmac, has a long-term fiber supply agreement with Weyerhaeuser Company Limited that provides for 1.7 million cubic meters of fiber per year through 2019. The failure by Weyerhaeuser to produce the required fiber pursuant to this contract could have a material adverse effect on us as a whole.

We depend on a single, large customer for the purchase of the products from our Halsey, Oregon pulp mill.

     Approximately 25 percent of the pulp produced by our Halsey, Oregon pulp mill is sold to Grays Harbor Paper Company pursuant to a long-term contract. Grays Harbor is currently experiencing financial difficulties and has reduced its pulp purchases from us. Loss of this key customer would have a material adverse effect on us if replacement buyers could not be secured on a timely basis.

Our operations are subject to stringent environmental regulations and changes in these regulations may have a significant impact on timber supply and prices or may require us to make substantial expenditures in order to comply.

     Our pulp and lumber operations are subject to a variety of national and local laws and regulations, many of which deal with the environment. These laws and regulations impose stringent standards on our operations regarding, among other things, air emissions, water discharges, use and handling of hazardous materials, use, handling and disposal of waste and remediation of environmental contamination. Changes in these laws or regulations have in the past, and could in the future, require us to make substantial expenditures in order to comply.

The effect of the Kootenay Boundary Land Use Plan on Canadian timber supplies is unknown.

     The Provincial Government of British Columbia's Commission of Resources and Environment issued the Kootenay Boundary Land Use Plan in 1997. This land use plan set aside several new wilderness areas. We cannot assure you that such restrictions will not adversely effect our supply of timber. Any decrease in our supply of timber could have an adverse effect on our business.

British Columbia's First Nations People's claims to the British Columbia land on which our forest operations are primarily conducted are unresolved.

     Our forest operations are primarily conducted on public forestlands under forest licenses. Many of these lands are subject to the constitutionally protected treaty or common law rights of the First Nations People of Canada.
For historical reasons, most of the lands in British Columbia are not covered by treaties and, as a result, the claims of British Columbia's First Nations People relating to these forest resources are largely unresolved. These types of claims may, in the future, result in

     . a decrease in the lands available for forest operations under British Columbia licenses, including under our licenses and contracts;

     . additional restrictions on the sale and harvest of timber on British Columbia timberlands; and

     .    an increase in operating costs.

     These claims could also affect timber supply and prices. We believe that these claims may have a significant effect on our timber requirements or production of pulp in the future.

Current legislation restricting the discharge of chlorinated organic compounds could require the shutdown of all chemical pulp mills in British Columbia, including ours.

     Current legislation requires all pulp mills in British Columbia to eliminate the discharge of chlorinated organic compounds by December 31, 2002. Currently, the cost of available technology to eliminate all chlorinated organic compounds at kraft pulp mills is prohibitive. The British Columbia government, industry participants and other stakeholders are engaged in discussions to resolve this issue. If the current legislation is not amended, substantially all of the chemical pulp mills in British Columbia would likely be required to be closed, which would have a material adverse effect on our business.

We are participating in an investigation of environmental contamination at two of our former sites which could result in a substantial cost to us.

     We are currently participating in the investigation of environmental contamination at two sites on which we previously conducted business. The ultimate cost to us for site remediation and monitoring of these sites cannot be predicted with certainty due to the difficulties in measuring the magnitude of the contamination, the varying costs of alternative clean-up methods, the clean-up time frame possibilities, the evolving nature of remediation technologies and governmental regulations and determining the extent to which contributions will be available from the other parties, including insurance carriers.

We have recently made significant capital expenditures in our business but we cannot assure you that we will achieve the expected cost reductions as a result of these capital expenditures.

     We have made and will continue to make capital expenditures in both our lumber and pulp operations that we expect to generate cost savings. Although our management is experienced in achieving cost reduction and operating efficiencies, we cannot assure you that any specified level of cost savings will be fully achieved or will be achieved within the time periods contemplated. In addition, cost savings from capital projects may be offset by cost increases in other areas so that total costs may not actually decrease.

Our lumber exports to the United States from our operations are subject to quotas and export fees to the United States.

     Softwood lumber exports to the United States by Canadian producers have been a contentious trade issue between Canada and the United States for a number of years. Effective April 1996, the governments of Canada and the United States entered into a five-year agreement, the Canada - U.S. Softwood Lumber Agreement, or SLA, concerning the export of softwood lumber to the United States. Pursuant to the agreement, in each of the subsequent five fiscal years ended March 31, Canadian softwood lumber producers in some provinces, including us, were assigned quotas of lumber volumes that could be shipped to the United States without a fee, with a three-tier fee structure on incremental volumes. On April 1, 2001, the SLA expired, and we cannot predict whether the agreement will be renewed or what the terms of any renewed agreement might be.

     In March 1999, we filed under the North American Free Trade Agreement a claim against the Canadian government. In our claim, we asserted that our duty-free export quota volume has been unfairly allocated and then unfairly reduced since the agreement came into effect. There can be no assurance as to when the claim will be ultimately resolved or that it will be resolved in our favor.

We may not be able to use our net operating loss tax asset.

     We believe that we will have sufficient future U.S. taxable income to use our net operating loss deferred tax asset. In making this assessment, we have considered the cyclical nature of our businesses, the relatively long expiration period of net operating losses and the ability to utilize certain tax planning strategies if a net operating loss were to otherwise expire. The strategy that would be most feasible for U.S. federal tax loss carryforwards is changing the method of tax depreciation. We cannot assure you that we will be able to realize our tax asset and the likelihood that we will be able to use this tax asset could be reduced in the future if estimates of future taxable income during the carryforward period are reduced.

We are highly leveraged.

     Our long-term debt as a percentage of total capitalization at December 31, 2000 was 42 percent. While our leverage level is not unusual for the forest products and pulp industries, this leverage, or leverage at higher amounts, increases our financial risk by

     . potentially increasing the cost of additional financing for working capital, capital expenditures and other purposes, and

     . increasing the amount of cash flow dedicated to the payment of interest and principal.

We recently announced that we will acquire a pulp mill and this acquisition may subject us to risks associated with integrating this business into our current business.

     On March 29, 2001, we announced that our wholly-owned subsidiary, Pope & Talbot Ltd., will acquire Norske Skog Canada Mackenzie Pulp Limited, which owns and operates a pulp mill in British Columbia, Canada. This acquisition will:

     . increase our exposure to the cyclical fluctuations of the pulp industry;

     . increase our financial leverage and therefore potentially increase our cost of financing;

     .    divert management's attention from other operational matters.

Our inability to effectively manage these risks or our inability to successfully integrate the business of Norske Skog Canada Mackenzie Pulp Limited into our own could materially and adversely affect our business, financial condition and results of operations.

                              SELLING STOCKHOLDER

     The shares of common stock being offered for sale by the selling stockholder were acquired in connection with our acquisition on [______], 2001 of a pulp mill business located in Mackenzie, British Columbia from the selling stockholder. The following table includes information regarding the beneficial ownership of shares of common stock by the selling stockholder as of [______], 2001, and as adjusted to reflect the sale of the shares of common stock in this offering. The selling stockholder is registering all of the Pope & Talbot common stock owned by it for resale in this offering.

                                 Shares beneficially                          Shares beneficially
                                        owned            Shares offered by           owned
  Name of selling stockholder    before this offering     this prospectus     after this offering
  ---------------------------    --------------------    -----------------    -------------------
Norske Skog Canada Pulp
  Operations Limited                   1,750,000             1,750,000                 0


                             PLAN OF DISTRIBUTION

     We are registering shares of our common stock on behalf of the selling stockholder. "Selling stockholder" includes donees, pledgees, transferees or successors-in-interest selling common stock received from the named selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus. The selling stockholder will offer and sell the common stock to which this prospectus relates for its own account. We will not receive any proceeds from the sale of the common stock. All costs, expenses and fees in connection with the registration of the common stock offered by this prospectus will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common stock will be borne by the selling stockholder.

     The shares may be sold from time to time in one or more types of transactions, including block transactions,

     .    on the New York Stock Exchange,

     .    on the Pacific Stock Exchange,

     .    in the over-the-counter markets,

     .    in negotiated transactions, and

     .    through put or call options transactions relating to the shares.

or a combination of these methods of sale or through any lawful manner, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of its common stock, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of common stock by the selling stockholder.

     The selling stockholder from time to time may sell common stock directly to purchasers or to or through underwriters or broker/dealers, which may act as agents or principals. The underwriters or broker/dealers may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling stockholder and/or the purchasers of shares for whom such underwriters or broker/dealers may act as agents or to whom they sell as principal, or both. This compensation as to a underwriter or particular broker/dealer might be in excess of customary commissions.

     The selling stockholder and any underwriters, broker/dealers or agents that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discounts, commissions, concessions or other compensation received by these underwriters, broker/dealers or agents and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

     Because the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales in the market.

     The selling stockholder also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of that rule.

     If we are notified by the selling stockholder that any material arrangement has been entered into with a broker/dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Act, disclosing

     .    the name of the participating broker/dealer(s),

     .    the number of shares of common stock involved,

     .    the price at which such shares of common stock were sold,

     . the commissions paid or discounts or concessions allowed to such broker/dealer(s), where applicable,

     . that such broker/dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and

     .    other facts material to the transaction.

In addition, if we are notified by the selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities and Exchange Act of 1934. We have filed with the SEC a registration statement under the Securities Act of 1933 for the common stock offered by this prospectus. For further information, you should refer to the registration statement and its exhibits. You can inspect and copy our reports, proxy statements, the registration statement and other information filed with the SEC at the offices of the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet Website at http://www.sec.gov where you can obtain some of our SEC filings. In addition, you can inspect our reports, proxy materials and other information at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York or the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and take the place of this information. We are incorporating by reference in this prospectus the following documents filed with the SEC under the Exchange Act:

     .    Our annual report on Form 10-K for the year ended December 31, 2000;

     . Our definitive proxy statement for the annual meeting of stockholders on April 26, 2001;

     . Our registration statement on Form 8-A filed December 3, 1985, together with the amendment 1 filed on January 10, 1986 and amendment 2 filed on March 9, 1987, under Section 12 of the Securities Exchange Act of 1934, including a description of the terms, rights and provisions applicable to our outstanding common stock; and

     .    Our current report on Form 8-K filed on April 2, 2001.

     In addition, we incorporate by reference all documents we will file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering. We refer to these documents, and the documents listed above, in this prospectus as "incorporated documents." You should consider all incorporated documents a part of this prospectus.

     You may request, without charge, a copy of any incorporated document (excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document) by writing or telephoning us at our principal executive offices at the following address:

Pope & Talbot, Inc.
Attn: Maria M. Pope
1500 SW First Avenue
Portland, Oregon 97201
(503) 228-9161

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by the Registrant in connection with the offer and sale of the common stock being registered. All amounts are estimates except the registration fee. None of the costs and expenses will be paid by the selling stockholder.

     Registration fee..............................................................    $ 5,213
     Exchange listing fees.........................................................     12,000
     Accounting fees and expenses..................................................      5,000
     Legal fees and expenses.......................................................      3,000
                                                                                       -------
       Total.......................................................................    $25,213
                                                                                       =======

Item 15.  Indemnification of Officers and Directors

     The Registrant's Restated Certificate of Incorporation provides that no member of the Registrant's Board of Directors will be personally liable to the Registrant or any of its stockholders for monetary damages arising from such member's breach of his fiduciary duties to the Registrant. However, this does not apply with respect to any action in which such person would be liable under
Section 174 of Title 8 of the General Corporation Law of Delaware, nor does it apply with respect to any liability in which such person (i) breached his duty of loyalty to the Registrant or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

     Pursuant to the provisions of Section 145 of the General Corporation Law of Delaware, every Delaware corporation has power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or of any corporation, partnership, joint venture, trust or other enterprise for which he is or was serving in such capacity at the request of the Registrant, against any and all expenses, judgments, fines and settlement amounts reasonably incurred by him in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, feels that in the light of all the circumstances indemnification should apply. To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled pursuant to Section 145 to indemnification as described above. Section 145 also empowers the corporation to advance litigation expenses to such person upon receipt of any undertaking to repay such advances in the event no right to indemnification is subsequently shown.

     The Registrant's Bylaws provide that the Registrant shall indemnify any person who is a party to any suit or proceeding by reason of the fact that such person was a director of the Registrant, if the director acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant.

     A corporation may also obtain insurance at its expense to protect anyone who might be indemnified, or has a right to insist on indemnification, under the statute The Registrant has entered into indemnification agreements with certain of its officers and all of its current directors which provide for indemnification to the fullest extent permitted by Delaware General Corporation Law, including Section 145 thereof. Such agreements have been approved by the Registrant's stockholders. The Registrant's stockholders also approved the use of similar agreements which may be entered into from time to time with future directors and/or future officers of the Registrant.

Item 16.  Exhibits

     (a)  Exhibits

     5.1  Opinion of Stoel Rives LLP;

     23.1 Consent of Arthur Andersen LLP;

     23.2 Consent of PricewaterhouseCoopers LLP;

     23.3 Consent of Stoel Rives LLP (included in Exhibit 5.1).

     24.1 Powers of Attorney.

Item 17.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, Oregon, on April 10, 2001.

                              POPE & TALBOT, INC.


                            By:  /s/ Michael Flannery
                                 ---------------------------------
                                 Michael Flannery, Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities on April 10, 2001.

                     Signature                                               Title
                     ---------                                               -----
/s/ Michael Flannery                                     Chairman of the Board, President and Chief Executive
-------------------------------------------------------  Officer (Principal Executive Officer)
Michael Flannery

/s/ Maria M. Pope                                        Vice President and Chief Financial Officer and Secretary
-------------------------------------------------------  (Principal Financial Officer)
Maria M. Pope

/s/ Gerald L. Brickey                                    Financial Controller (Principal Accounting Officer)
-------------------------------------------------------
Gerald L. Brickey

*  Gordon P. Andrews                                     Director
-------------------------------------------------------
Gordon P. Andrews

*  Hamilton W. Budge                                     Director
-------------------------------------------------------
Hamilton W. Budge

*  Charles Crocker                                       Director
-------------------------------------------------------
Charles Crocker

*  Lionel G. Dodd                                        Director
-------------------------------------------------------
Lionel G. Dodd

*  Kenneth G. Hanna
-------------------------------------------------------  Director
Kenneth G. Hanna

*  Robert Stevens Miller, Jr.                            Director
-------------------------------------------------------
Robert Stevens Miller, Jr.

                     Signature                                  Title
                     ---------                                  -----
*  Peter T. Pope                                         Director
-------------------------------------------------------
Peter T. Pope

*  Brooks Walker, Jr.                                    Director
-------------------------------------------------------
Brooks Walker, Jr.

* By: /s/ Maria M. Pope
-------------------------------------------------------
Maria M. Pope
Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit
-------

(a)   Exhibits

5.1   Opinion of Stoel Rives LLP;

23.1  Consent of Arthur Andersen LLP;

23.2  Consent of PricewaterhouseCoopers LLP;

23.3  Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1  Powers of Attorney.